                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]   Confidential, For Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                             WASTE CONNECTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                 Common Stock, $0.01 par value

        (2)      Aggregate number of securities to which transaction applies:
                 $_________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $_________________

        (4)      Proposed maximum aggregate value of transaction: $_____________

        (5)      Total fee paid:  $_________________

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount previously paid:

        (2)      Form, Schedule or Registration Statement no.:

        (3)      Filing Party:

        (4)      Date Filed:

                           Notice and Proxy Statement

                             WASTE CONNECTIONS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 26, 1999

Dear Stockholder of WASTE CONNECTIONS, INC.:

         You are invited to attend the annual meeting of stockholders of WASTE CONNECTIONS, INC. to be held on Wednesday, May 26, 1999, at 9:00 A.M., Pacific Time. The meeting will be held at the Hyatt Regency, 1209 L Street, Sacramento, CA 95814 for the following purposes:

         1. To elect one Class I director to serve for a term of three years;

         2. To ratify the appointment of Ernst & Young LLP as our independent accountants for the year 1999; and

         3. To consider such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

         Only stockholders of record at the close of business on March 31, 1999, are entitled to receive notice of and to vote at the annual meeting or any adjournment of the annual meeting.

         Waste Connections' Annual Report for the year 1998 is enclosed for your convenience.

         Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or on the Internet. Please follow the instructions on the form you receive from your bank or broker. The method by which you decide to vote will not limit your right to vote at the annual meeting. If you later decide to attend the annual meeting in person, you may vote your shares even if you have submitted a proxy in writing, by telephone or on the Internet.

                                        By Order of the Board of Directors,



                                        DARRELL W. CHAMBLISS
                                        Secretary

         April 22, 1999

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY OR FOLLOW ANY TELEPHONE OR INTERNET PROCEDURES ESTABLISHED BY YOUR BANK OR BROKER.

                             WASTE CONNECTIONS, INC.

                        2260 Douglas Boulevard, Suite 280

                           Roseville, California 95661


                               -------------------


                      PROXY STATEMENT FOR ANNUAL MEETING OF

                     STOCKHOLDERS TO BE HELD ON MAY 26, 1999


         The Board of Directors of WASTE CONNECTIONS, INC., a Delaware corporation, is furnishing this proxy statement and the accompanying proxy card to solicit proxies from holders of our common stock for the annual meeting of stockholders to be held on Wednesday, May 26, 1999, for the purposes described in the Notice of Annual Meeting. We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock these brokerage firms, custodians, nominees and fiduciaries hold of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials. We are first mailing this proxy statement to our stockholders on or about April 22, 1999.

                              VOTING AT THE MEETING

         The record date for determining stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 31, 1999. On that date 17,190,103 shares of common stock were outstanding, all of which are entitled to vote on all matters that properly come before the annual meeting. Each stockholder has one vote for each share of common stock held.

         Each proxy that we receive prior to the annual meeting will, unless revoked, be voted in accordance with the instructions we are given for that proxy. If no instruction is given, the shares will be voted FOR the election of our nominee for director listed in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP. A stockholder who has given a proxy in writing may revoke it at any time before it is voted at the annual meeting in any of three ways:

                  - by delivering a written notice of revocation to the Secretary of Waste Connections;

                  - by delivering a duly executed proxy bearing a later date to the Secretary of Waste Connections; or

                  -        by attending the meeting and voting in person.

         A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum. We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote. We will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Accordingly, directions to withhold authority, abstentions and broker non-votes will have no effect on the election of directors or on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, but will be the equivalent of a "no" vote on a matter that requires the affirmative vote of a certain percentage of the votes entitled to be cast on a matter.

         No minimum number of votes is required to elect our nominee as a director. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required to ratify the appointment of Ernst & Young LLP as independent accountants for the year 1999.

                             PRINCIPAL STOCKHOLDERS

         The following table shows the amount of Waste Connections' common stock beneficially owned, as of March 31, 1999, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) the "named executive officers" identified in "Executive Compensation" and each director of Waste Connections; and (iii) all current directors, nominees and executive officers of Waste Connections as a group.

NAME OF BENEFICIAL OWNER(1)                                                NUMBER          PERCENTAGE
---------------------------                                               ---------       ------------
Murrey Trust UTA August 5, 1993, as amended(2) ..................         1,949,997             11.3%
Eugene P. Polk(2)(4) ............................................         1,311,574              7.6
Ronald J. Mittelstaedt(2)(3) ....................................         1,058,376              6.1
Eugene V. Dupreau(2)(5) .........................................           407,148              2.4
Irmgard R. Wilcox(2) ............................................           144,944              0.8
Michael W. Harlan(2)(6) .........................................            27,500              0.2
William J. Razzouk(2)(7) ........................................            22,500              0.1
Steven F. Bouck(2)(8) ...........................................           116,668              0.7
Darrell W. Chambliss(2)(9) ......................................            77,501              0.4
Michael R. Foos(2)(10) ..........................................            80,430              0.5
Eric J. Moser(2)(11) ............................................            58,452              0.3
All executive officers and directors as a group (11 persons) ....         2,405,844             13.7

------------

         (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days count as outstanding for computing the percentage beneficially owned by the person holding such options. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

         (2) The address of the Murrey Trust is c/o US Bank, 5580 Pacific Highway, Suite A, Fife, Washington 98424. The address of Messrs. Mittelstaedt, Bouck, Chambliss, Foos and Moser is 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. The address of Eugene P. Polk is P.O. Box 1151, Prescott, Arizona 86302. The address of Eugene V. Dupreau is Madera Disposal Systems, Inc., 21739 Road 19, Chowchilla, California 93610. The address of Irmgard R. Wilcox is 4622 70 Avenue East, Fife, Washington 98731. The address of Michael W. Harlan is 1360 Post Oak Boulevard, Suite 800, Houston, Texas 77056. The address of William J. Razzouk is 5915 River Oaks Road, Memphis, Tennessee 38120.

         (3) Includes 100,000 shares purchasable under currently exercisable warrants and 33,333 shares purchasable under currently exercisable options. Also includes 567,900 shares held by the Mittelstaedt Family Trust dated 6/18/97, of which Mr. Mittelstaedt is the Trustee.

         (4) Includes 297,704 shares beneficially owned through three trusts for which Eugene Polk serves as a trustee (190,562 shares -- Eugene P. Polk and Barbara J. Polk Revocable Trust U/A 11/18/68; 53,571 shares -- Margaret T. Morris Trust U/A 5/1/67; and 53,571 shares -- Margaret T. Morris Trust U/A 4/19/69); and 170,714 shares held by the Polk Investment Partnership 93-1, for which Eugene Polk serves as a Manager; and 281,052 shares held by Kieckhefer Trust Partnership, for which Eugene Polk serves as Manager; and 562,104 shares held by Kieckhefer Partnership 84-1, for which Eugene Polk serves as Managing Partner.

         (5) Includes 66,667 shares purchasable under immediately exercisable warrants and 5,000 shares purchasable under immediately exercisable options.

         (6) Includes 5,000 shares purchasable under immediately exercisable warrants and 22,500 shares purchasable under immediately exercisable options.

         (7) Includes 22,500 shares purchasable under immediately exercisable options.

         (8) Includes 23,749 shares purchasable under currently exercisable options.

         (9) Includes 50,000 shares purchasable under currently exercisable options.

         (10) Includes 50,000 shares purchasable under currently exercisable options.

         (11) Includes 36,667 shares purchasable under currently exercisable options.

                        PROPOSAL I--ELECTION OF DIRECTORS

         Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. At the annual meeting, Mr. Dupreau will be nominated to serve in Class I until the annual meeting of stockholders to be held in 2002 and until his successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of Mr. Dupreau for director. Proxies will be voted in a discretionary manner if Mr. Dupreau is unable to serve. Mr. Dupreau currently serves as a director of the Company.

         Certain information about Mr. Dupreau and the directors serving in Class II and Class III, whose terms expire in future years, is set forth below.


                                                                                                 Director
                          Name and Background                                          Age        Since
                          -------------------                                          ---       --------
NOMINEES FOR CLASS I DIRECTOR FOR TERM EXPIRING IN 2002

Eugene V. Dupreau has been Vice President - California division and a director          51         1998
      of Waste Connections since February 23, 1998. Mr. Dupreau served as
      President and a director of Madera Disposal Systems, Inc. beginning in
      1981 and 1985, respectively, and held both positions until Waste
      Connections acquired Madera in 1998. He serves as a director of several civic and charitable organizations in Madera County.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERM EXPIRING IN 2000

Michael W. Harlan is Senior Vice President, Chief Financial Officer and a               38         1998
      director of U.S. Concrete, Inc., a company focussed on acquiring businesses in the ready-mix concrete industry. From November 1997 to
      January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc.,
      a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December
      1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary beginning in September 1993. From May 1982 to
      April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986.

William J. Razzouk has been Chairman and Chief Executive Officer of PlanetRx, an        51         1998
      e-commerce start-up focused on healthcare and sales of prescription and over-the-

                                                                                                 Director
                          Name and Background                                          Age        Since
                          -------------------                                          ---       --------
      counter medicines, health and beauty products and medical supplies since
      September 1998. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was also the President, Chief Operating Officer and a director of
      Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the
      President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice
      President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at
      ROLM Corporation, Philips Electronics and Xerox Corporation. He is a
      member of the Board of Directors of Fritz Companies, Inc. and previously was a director of Sanifill, Inc., Cordis Corp. and La Quinta Motor Inns.

CLASS III DIRECTORS CONTINUING IN OFFICE TERM -- EXPIRING IN 2001

Ronald J. Mittelstaedt has been President, Chief Executive Officer and a                35         1997
      director of Waste Connections since the company was formed, and was elected Chairman in January 1998. He also served as a consultant to Waste
      Connections in August and September 1997. Mr. Mittelstaedt has more than ten years of experience in the solid waste industry. He served as a consultant to United Waste Systems, Inc., with the title of Executive Vice
      President, from January 1997 to August 1997, where he was responsible for corporate development for all states west of Colorado. As Regional Vice
      President of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from November 1993 to January 1997, he was responsible for all operations in 16 states and Canada. Mr.
      Mittelstaedt held various positions at Browning-Ferris Industries, Inc.
      from August 1987 to November 1993, most recently as Division Vice
      President in northern California, overseeing the San Jose market.
      Previously he was the District Manager responsible for BFI's operations in
      Sacramento and the surrounding areas.

Irmgard R. Wilcox has been Vice President-- Finance-- Northern Washington               56         1999
      Division of Waste Connections since January 19, 1999. Ms. Wilcox served as
      Chief Financial Officer, Secretary and Treasurer of the Murrey Companies
      from 1982 until they merged with Waste Connections in 1999. Ms. Wilcox joined the Murrey Companies in 1975. Ms. Wilcox also serves as a director of Fife Commercial Bank, a privately held bank.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

         Our Board of Directors held six meetings during 1998. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board as a whole operates as a committee to nominate directors, although under his Employment Agreement Mr. Mittelstaedt may currently recommend two nominees to the Board. Each director, other than Eugene Dupreau and William Razzouk, attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 1998.

         The Executive Committee, whose Chairman is Mr. Mittelstaedt and whose other current members are Mr. Harlan and Mr. Razzouk, met 18 times in 1998. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing Waste Connections' business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders and other than adopting, amending or repealing any By-Law. Between meetings of the board, the Executive Committee approves all acquisitions by Waste Connections for stock and for cash or other consideration of $1 million or more.

         The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Mittelstaedt, met two times in 1998. The committee's duties are to review our internal controls and the objectivity of our financial reporting, and to meet with appropriate financial personnel and our independent certified public accountants in connection with these reviews. The audit committee also reviews the professional services provided by our independent certified public accountants and reviews such other matters concerning our accounting principles and financial and operating policies, controls and practices, our public financial reporting policies and practices, and the results of our annual audit as it may find appropriate or as may be brought to its attention.

         The Compensation Committee, whose chairman is Mr. Razzouk and whose other current member is Mr. Harlan, met four times in 1998. This committee is responsible for establishing Waste Connections' executive officer compensation policies and for administration of such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors, executive officers, employees, consultants and agents; approves and administers any loan to, guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants and other forms of equity incentives to officers, directors, employees, agents and consultants. See "Executive Compensation--Compensation Committee Report on Executive Compensation."

         The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders scheduled to be held on May 24, 2000, must notify the Secretary of Waste Connections in writing no earlier than February 24, 2000, nor later than March 25, 2000. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, residence address, principal occupation, shares beneficially owned and any other information required in proxy solicitations. The notice must also include the nominating stockholder's name and address and the number of shares of our common stock beneficially owned by the stockholder. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. These procedures are prerequisites under Waste Connections' Amended and Restated By-laws to a stockholder nominating a candidate at the meeting.

COMPENSATION OF DIRECTORS

         Directors who are officers or employees of Waste Connections do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

         Each independent director who has not been an employee of Waste Connections at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase 15,000 shares of our common stock at the time of his or her initial election or appointment. Waste Connections granted to each of Messrs. Harlan and Razzouk options to purchase 15,000 shares of common stock at $3.00 per share, which became exercisable on October 1, 1998.

         Waste Connections grants each independent director, on February 1 of each year during which such person serves on the Board, an option to purchase 7,500 shares of our common stock. All such options have an exercise price equal to the fair market value of the common stock on the grant date, vest in full on the grant date, and expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board. Effective February 1, 1999, Waste Connections granted to each of Messrs. Harlan and Razzouk options to purchase 7,500 shares of common stock at an exercise price of $17.9375 per share.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION INFORMATION

         Waste Connections was incorporated in September 1997. The following table contains information about the annual and long-term compensation earned in 1997 and 1998 by the Chief Executive Officer, Ronald J. Mittelstaedt, and the other executive officers who were paid or earned more than $100,000. The persons named in the table are sometimes referred to herein as the "named executive officers." No officer other than Mr. Mittelstaedt was paid or earned more than $100,000 in 1997. The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION                                                                    LONG-TERM COMPENSATION
---------------------------                                                                   -----------------------
                                                                                                            SHARES
                                                                                                          UNDERLYING
                                                             ANNUAL COMPENSATION                           OPTIONS/
                                                  ----------------------------------------    RESTRICTED   WARRANTS     ALL OTHER
                                        YEAR       SALARY          BONUS           OTHER        STOCK      GRANTED(2)  COMPENSATION
                                       ------     --------        --------        --------    ---------   -----------  ------------
Ronald J. Mittelstaedt ...........       1997     $ 39,903(1)     $ 25,000(1)           --           --      200,000     $ 10,000(3)
   President, Chief Executive            1998      176,577         100,000        $ 10,254                                     --
   Officer and Chairman

Steven F. Bouck ..................       1998       92,887         115,008              --           --      250,000           --
   Executive Vice President and
   Chief Financial Officer
Darrell W. Chambliss .............       1998       89,972          89,322              --           --           --           --
   Vice President - Operations and
   Secretary
Michael R. Foos ..................       1998       89,809          71,788              --           --           --           --
   Vice President and Corporate
   Controller
Eric J. Moser ....................       1998       74,115          45,563              --           --           --           --
   Treasurer

------------

         (1) Mr. Mittelstaedt's salary and bonus figures for 1997 reflect employment from October 1, 1997 through December 31, 1997. His bonus figure for 1997 reflects the portion earned during 1997; such bonus was paid in 1998.

         (2) See "Option and Warrant Grants" below.

         (3) Consists of consulting fees for services rendered prior to Waste Connections' organization.

STOCK OPTIONS AND WARRANTS

         OPTION AND WARRANT GRANTS. The following table contains information concerning the grant of options and warrants to purchase shares of our common stock during 1998 to the named executive officers. No options or warrants were granted to Messrs. Mittlestaedt, Chambliss, Foos or Moser in 1998.

                         1998 OPTION AND WARRANT GRANTS

                                                                                                     POTENTIAL REALIZABLE
                                               % OF TOTAL                                              VALUE AT ASSUMED
                               NUMBER OF       OPTIONS AND                                             ANNUAL RATES OF
                                 SHARES         WARRANT                                                  STOCK PRICE
                               UNDERLYING      GRANTED TO                                              APPRECIATION FOR
                               OPTIONS AND     EMPLOYEES                                             OPTION/WARRANT TERM(3)
NAME OF                         WARRANT           IN          EXERCISE PRICE     EXPIRATION        --------------------------
BENEFICIAL OWNER               GRANTED(1)        1998          PER SHARE(2)         DATE               5%              10%
----------------               ----------      ----------     --------------    -------------      ----------      ----------
Steven F. Bouck .........         150,000            29.4%      $     2.80      Jan. 31, 2008      $3,873,956      $6,134,140
                                   50,000             9.8%            9.50      Jan. 31, 2008         956,319       1,709,713
                                   50,000             9.8%           12.50      Jan. 31, 2008         806,319       1,559,713

------------

         (1) All options vested 33% on October 1, 1998, and will vest an additional 33% on October 1, 1999, and 34% on October 1, 2000.

         (2) The options and warrant were granted at or above fair market value as determined by the Board of Directors on the date of grant.

         (3) Amounts reported in these columns represent amounts that the named executive officer could realize on exercise of options and the warrant immediately before they expire, assuming that our common stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of our common stock when the options are exercised, which may be before the term expires. The Securities and Exchange Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation. We do not project those rates and our common stock may not appreciate at those rates.

         OPTION AND WARRANT VALUES. The following table shows information about the named executive officers' exercises of options and warrants during 1998 and the value of their unexercised options and warrants outstanding as of December 31, 1998.

   AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION AND WARRANT VALUES

                                                                     NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED IN-
                                                                       UNEXERCISED OPTIONS AND         THE-MONEY OPTIONS AND
                                                                            WARRANT AT                      WARRANT AT
                                     SHARES                              DECEMBER 31, 1998               DECEMBER 31, 1998(1)
                                    ACQUIRED          VALUE        -----------------------------   -----------------------------
                                   ON EXERCISE       REALIZED      EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
                                   -----------      ----------     -----------     -------------   -----------     -------------
Ronald J. Mittelstaedt .......              --              --         133,333          66,667      $2,071,475      $1,043,525
Steven F. Bouck ..............          92,919      $  861,311          23,749         133,332         160,711       1,529,985
Darrell W. Chambliss .........              --              --          50,000         100,000         650,422       1,300,828
Michael R. Foos ..............              --              --          50,000         100,000         650,422       1,300,828
Eric J. Moser ................              --              --          36,667          48,333         351,466         702,909

----------

         (1) Based on the closing price of our common stock of $18.375 on the Nasdaq National Market on December 31, 1998, less the per share exercise price.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with each of the named executive officers. We entered into an employment agreement with Ronald J. Mittelstaedt, our President and the Chief Executive Officer, on October 1, 1997. His initial annual base salary was $170,000, and was adjusted to $200,000 on October 1, 1998. Mr. Mittelstaedt is also entitled to a performance bonus of up to 100% of his annual base salary. The other named executive officers were entitled to base salaries and maximum performance bonuses in the percentage of annual base salary set forth below:

                                 Annual Base Salary(1)           Maximum Bonus
                                 ---------------------           -------------
Steven F. Bouck                        $115,000                       35%
Darrell W. Chambliss                   $ 90,000                       50%
Michael R. Foos                        $ 90,000                       35%
Eric J. Moser                          $ 82,500                       20%

------------

         (1) Actual base salaries for calendar 1998; base salaries were increased effective October 1, 1998, and these data reflect three months at the higher level.

         Each agreement has a three-year term, except Mr. Mittelstaedt's agreement, which has a five year term. Each of these agreements automatically renews for additional successive one-year terms unless terminated earlier upon written notice of either the named executive officer or Waste Connections or extended further by the Board. Waste Connections or the named executive officer may terminate the agreement with or without cause at any time. If we terminate the agreement without cause (as defined in the agreement) or if the named executive officer terminates the agreement for good reason (as defined in the agreement), we are required to make certain severance payments, and all of the named executive officer's unvested options, warrants and rights relating to our common stock will immediately vest. A change of control of Waste Connections (as defined in the agreement) is generally treated as a termination of the named executive officer without cause.

         Under Mr. Mittelstaedt's employment agreement, Waste Connections sold Mr. Mittelstaedt 617,500 shares of our common stock for $0.01 per share and 357,143 shares of our Series A Preferred Stock for $1,000,000. Mr. Mittelstaedt may recommend nominees for election to the Board of Directors. If the Board has five or fewer members, Mr. Mittelstaedt may recommend two nominees, and if it consists of more than five members, he may recommend three nominees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The full Board of Directors served as the Compensation Committee of the Board during 1997. When the employment agreement with Mr. Mittelstaedt was approved by the Board of Directors, Mr. Mittelstaedt was one of three members of the Board of Directors. The Compensation Committee was appointed in 1998, and Mr. Mittelstaedt served on that committee for the remainder of the year. He is no longer a member of the Compensation Committee. No executive officer of Waste Connections served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Waste Connections.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has furnished the following report on executive compensation to our stockholders.

         COMPENSATION PROCEDURES AND POLICIES. The Compensation Committee determines the compensation of all of the executive officers, including the named executive officers. All decisions by the Compensation Committee relating to the compensation of executive officers including decisions relating to stock options, are reviewed and approved by the full Board of Directors.

         Our executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to our success in meeting specified targets of growth in revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") as well as budgeted earnings per share annually. Our compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve our performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity based plans.

         Our executive compensation consists of three key components: base salary, performance bonuses and stock options, each of which is intended to complement the others and, taken together, satisfy our compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to Ronald J. Mittelstaedt, as the Company's Chief Executive Officer, are discussed below.

         The Compensation Committee considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under
Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and did not make any changes in such policies and practices for 1998. The Company did not pay any non-deductible executive compensation in 1998.

         BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Company's Chief Executive Officer, the recommendation of the Chief Executive Officer with regard to the base salary of the other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

         Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the Chief Executive Officer of the Company. National survey data available regarding salaries of those persons holding comparable positions at comparably sized solid waste service companies is reviewed by the Compensation Committee to establish base salary ranges. In addition, Waste Connections retained Towers Perrin, a management and compensation consulting firm, to perform a compensation study evaluating the competitiveness of Waste Connections' total direct compensation of executive officers for the 1999 year. The base salary range is based upon a fair market base salary that is at the low end of the range for comparable companies. The base salaries paid in 1998 to each of the executive officers, including the Chief Executive Officer, were within the recommended ranges.

         ANNUAL PERFORMANCE BONUS. The Compensation Committee also considers the payment of cash performance bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of financial and operational performance, generally measured in growth in revenues through acquisitions and on achieving target levels of EBITDA and earnings per share, for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the Compensation Committee has tied maximum potential bonus compensation to base salary at levels that make us competitive in the comparably sized solid waste services companies.

         STOCK OPTIONS. The Company's executive officers are also entitled to participate in the 1997 Stock Option Plan. The Compensation Committee believes that it is to Waste Connections' advantage to increase the interest of the executives in our welfare, as such employees share the primary responsibility for our management and growth. In addition, the Compensation Committee believes that, because new option grants are set at fair market value, such grants have the effect of increasing the executive's price targets for our common stock. Moreover, our stock option plan provides a significant non-cash form of compensation, which is intended to benefit Waste Connections and its stockholders by enabling us to continue to attract and to retain qualified personnel without having a negative impact on our cash flow. The Compensation Committee generally sets option grant levels at ranges that exceed those of comparably sized solid waste companies.

         CHIEF EXECUTIVE'S COMPENSATION FOR 1998. Mr. Mittelstaedt's base salary and performance bonus for 1998 were negotiated when he joined us in 1997. His Employment Agreement called for an increase in his base salary for $170,000 per year to $250,000 per year effective October 1, 1998. Consistent with the philosophy expressed above, Mr. Mittelstaedt recommended, and the Compensation Committee agreed, that his salary be increased only to $200,000 per year effective October 1, 1998, and his Employment Agreement was amended accordingly. Mr. Mittelstaedt's performance bonus for 1998 was based on Waste Connections achieving specified levels of growth in revenues through acquisitions and in achieving a specified level of EBITDA. These levels were achieved in 1998.
No options were granted to Mr. Mittelstaedt in 1998.

         This report is submitted on behalf of the Compensation Committee.

                                             William Razzouk, Chairman
                                             Michael Harlan

CERTAIN TRANSACTIONS

         OPTIONS AND WARRANTS TO MANAGEMENT GROUP. On February 1, 1998, Steven
F. Bouck was granted options to purchase 200,000 shares of common stock, pursuant to his employment agreement with Waste Connections. These options include an option to purchase 100,000 shares at an exercise price of $2.80 per share, of which one-third is first exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000. Of Mr. Bouck's remaining options, an option to purchase 50,000 shares has an exercise price of $9.50 per share, and an option to purchase 50,000 shares has an exercise price of $12.50 per share; one-third of each of these options is first exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000. On February 1, 1998, Mr. Bouck was granted an immediately exercisable warrant to purchase 50,000 shares of common stock at an exercise price of $2.80 per share, which he exercised in March 1998.

         On February 23, 1998, Eugene V. Dupreau, a director of Waste Connections, was granted warrants in connection with Waste Connections' acquisition of Madera. See "Purchase of Madera Disposal Systems, Inc." below.

         PURCHASE OF WASTE CONNECTIONS OF IDAHO, INC.. On January 30, 1998, Waste Connections purchased all of the outstanding stock of Waste Connections of Idaho, Inc. from Ronald J. Mittelstaedt and two former directors of Waste Connections, J. Bradford Bishop and James N. Cutler. The purchase price was $3,000, which was the aggregate price that Messrs. Mittelstaedt, Bishop and Cutler had paid initially for the shares. Messrs. Mittelstaedt, Bishop and Cutler formed Waste Connections of Idaho, Inc. in September 1997 for the purpose of acquiring certain assets from Browning-Ferris Industries of Idaho, Inc.

         PURCHASE OF MADERA DISPOSAL SYSTEMS, INC. Eugene V. Dupreau was President and a 16.7% shareholder and Charles B. Youngclaus was Chief Operating Officer and a 16.7% shareholder of Madera Disposal Systems, Inc. before Waste Connections acquired it on February 23, 1998. For their shares of Madera's common stock, each of Messrs. Dupreau (who is a director and our Vice President-Operations-California division) and Youngclaus (who is our Vice President - Operations - California division) received $630,662 in cash, 333,333 shares of Waste Connections common stock and warrants to purchase 66,667 shares of Waste Connections common stock at an exercise price of $4.00 per share. Each of Messrs. Dupreau and Youngclaus has been engaged by Waste Connections as Vice President -- Madera. Mr. Dupreau was appointed a director of Waste Connections, effective February 23, 1998 and is a nominee for director at the annual meeting.

         Pursuant to the agreement under which Waste Connections acquired Madera, in January 1999, we issued an aggregate of 15,444 additional restricted shares of our common stock to former Madera shareholders, including Messrs. Dupreau and Youngclaus, with respect to the successful extension of a franchise agreement that was being negotiated by Madera at the time we acquired Madera.

         PURCHASE OF YOUNGCLAUS ENTERPRISES. On September 9, 1998, our wholly-owned subsidiary, Madera Disposal Systems, Inc., purchased the business assets of Youngclaus Enterprises, a proprietorship, from Charles B. Youngclaus. The aggregate purchase price was $139,000, which was paid through the issuance of 6,510 restricted shares of our common stock.

         MERGERS WITH THE MURREY COMPANIES. Donald J. Hawkins was President, Chief Executive Officer and a 5% shareholder of the Murrey Companies and Irmgard
R. Wilcox was Chief Financial Officer, Treasurer, Secretary and a 5% shareholder of the Murrey Companies until Waste Connections merged with those companies in January 1999. For their shares of the Murrey Companies' common stock, each of Mr. Hawkins and Ms. Wilcox received 144,442 shares of Waste Connections common stock. We have engaged Mr. Hawkins as Vice President -- Operations -- Northern Washington division and Ms. Wilcox as Vice President-Finance -- Northern Washington division, and have appointed Ms. Wilcox to our Board of Directors. Pursuant to their Employment Agreements, each of Mr. Hawkins and Ms. Wilcox was paid a $2,000,000 signing bonus.

                      COMMON STOCK PRICE PERFORMANCE GRAPH

         The following common stock price performance graph compares the change in cumulative total stockholder returns on our common stock since May 22, 1998, the date of our initial public offering, through December 31, 1998, with the cumulative total return of the NASDAQ Composite Index and an index of peer group issues ("Peer Group Index") over the same period, assuming the investment of $100 on May 22, 1998 and the reinvestment of dividends (rounded to the nearest dollar). The Peer Group Index includes Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Casella Waste Systems, Inc., Republic Services, Inc., Superior Services, Inc., Waste Industries, Inc. and Waste Management, Inc.



                              [PERFORMANCE GRAPH]



                5/22/98    12/31/98
                -------    --------
Index               100          94
WCNX                100         129
Nasdaq              100         121


               PROPOSAL 2--APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent accountants to audit the consolidated financial statements of Waste Connections for the year 1999. The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

         It is expected that representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

         Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended and written representations from the executive officers and directors that no other reports were required, we believe that the following executive officers and directors each filed one initial report of beneficial ownership on Form 3 late during 1998: Ronald J. Mittelstaedt, Steven F. Bouck, Darrell W. Chambliss, Michael R. Foos, Eric J. Moser, Eugene V. Dupreau, Charles B. Youngclaus, William J. Razzouk, Michael W. Harlan, James N. Cutler, Jr., J. Bradford Bishop and Eugene P. Polk.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2000 Annual Meeting must be in writing and be received by Waste Connections no later than December 24, 1999.

                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote the proxy in accordance with his judgment on such matters.

                                        By Order of the Board of Directors


                                        DARRELL W. CHAMBLISS
                                        Secretary

April 22, 1999

         A COPY OF THE COMPANY'S 1998 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF THE VICE PRESIDENT--FINANCE OF THE COMPANY.

                             WASTE CONNECTIONS, INC.
                        2260 DOUGLAS BOULEVARD, SUITE 280
                           ROSEVILLE, CALIFORNIA 95661

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 26, 1999

The undersigned holder of Common Stock of Waste Connections, Inc. ("WCI") acknowledges receipt of WCI's Proxy Statement dated April 22, 1999, and Annual Report to Stockholders for 1998. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Steven F. Bouck, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1209 L Street, Sacramento, California 95814, 9:00 a.m. (Pacific Time) on May 26, 1999, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE BELOW. IF YOU DO NOT SPECIFY BELOW BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR THE PROPOSALS REFERRED TO IN (1) AND (2) BELOW, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM FACE OF CARD)

/x/  Please mark your votes as in this example.

THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE IN PROPOSAL 1.

1.       ELECTION OF DIRECTORS. Election of the following nominees as directors:
         Mr. Eugene V. Dupreau

         / /  FOR                         / /  WITHHOLD AUTHORITY

THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Ratification of Appointment of Ernst & Young LLP as independent accountants.

         / /  FOR                 / /  AGAINST            / /  ABSTAIN


3. OTHER BUSINESS. To transact such other matters as may properly come before the special meeting or any adjournments thereof.

         / /  AUTHORIZED                           / /  NOT AUTHORIZED


If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. / /

                                        DATED:____________________________, 1999

                                        ________________________________________
                                        SIGNATURE OF STOCKHOLDER

                                        ________________________________________
                                        TITLE, IF ANY

                                        ________________________________________
                                        SIGNATURE OF STOCKHOLDER IF HELD
                                        JOINTLY

                                        ________________________________________
                                        TITLE, IF ANY

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY CARD. IF YOU HOLD SHARES JOINTLY, EACH STOCKHOLDER SHOULD SIGN. IF YOU SIGN AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE.

IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR AN AUTHORIZED OFFICER. IF THE SIGNER IS A PARTNERSHIP, PLEASE SIGN THE FULL PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.